ATS Corporation Announces Financial Results for the Third Quarter Ended September 30, 2010

- Fully diluted EPS of $0.12 for the third quarter and $0.22 year to date, up 38% over year to date 2009

- Third quarter new bookings of $45.7 million, representing a book to bill ratio of 1.6x

- Backlog of $218.6 million, up 31% from December 31, 2009

- Revenue of $29.2 million for the third quarter 2010, in line with revenue in the second quarter 2010

- EBITDA (1) of $4.3 million or an EBITDA (1) margin of 14.7% for the third quarter of 2010

- Total debt of $16.0 million as of September 30, 2010, down $2.0 million from $18.0 million since June 30, 2010 and down $5.2 million since December 31, 2009

- DSO of 63 as of September 30, 2010

MCLEAN, Va., Nov. 3, 2010 /PRNewswire-FirstCall/ -- ATS Corporation ("ATSC" or the "Company") (NYSE AMEX: ATSC), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the third quarter ended September 30, 2010.

Third Quarter Results

ATSC reported revenue of $29.2 million for the third quarter of 2010. Revenue for the third quarter decreased by 9% over third quarter 2009 revenue of $32.1 million.   Revenue from commercial contracts increased by $682,000, or 10%, and revenue from civilian and defense contracts decreased by $3.5 million to $21.9 million.  ATSC's quarter over quarter decline in revenue in its civilian and defense areas is primarily attributed to reduced equipment purchases from ATSC in the third quarter of 2010 compared to the third quarter of 2009 and the successful transition to several recompete, new contracts awarded to ATSC but at lower initial revenue levels.

Operating income for the quarter was $2.7 million and net income, including $959,000 of other income, for the quarter was also $2.7 million, or $0.12 per diluted share, compared to operating income of $3.9 million and net income of $2.0 million, or $0.09 per diluted share, for the third quarter of 2009.  EBITDA (1) was $4.3 million for the third quarter of 2010, resulting in an EBITDA margin of 14.7%, compared to $4.7 million, or a margin of 14.7% for the third quarter of 2009.  Quarter over quarter decreases in operating income and EBITDA (1) were driven by the decline in revenue and further impacted by a softening in gross margin due to a shift in contract mix and the effect of new awards that were competitively bid with lower margins than existing contracts. EBITDA (1) and net income were favorably impacted by $959,000 of other income in the quarter due primarily to the resolution of an acquisition-related indemnification claim, and the Company's selling, general, and administrative expenses ("SG&A") also declined quarter over quarter by 10%.  The significant drop in net interest expense was attributable to the lower outstanding debt balance, a resulting decrease in the interest rate, the termination of the Company's swap arrangement on September 30, 2010, and the interest income associated with the indemnification settlement.

Backlog as of September 30, 2010 was approximately $218.6 million, of which $48.6 million was funded, up 31% from $166.8 million as of December 31, 2009 and up 43% from $153.1 million as of September 30, 2009.  Days sales outstanding ("DSO") were 63 at the end of the third quarter of fiscal year 2010.

As of September 30, 2010, ATSC's balance sheet included debt of $16.0 million on its revolving credit facility and no outstanding balance on the promissory notes related to the acquisitions of Potomac Management Group, Inc. and Number Six Software, Inc., as the notes were paid in full as of September 30, 2010.  Additionally, the balance sheet included $55.7 million in stockholders' equity, up 12% since December 31, 2009.

Nine-Month Results

ATSC reported revenue of $89.0 million for the first nine months of 2010. Revenue for the first nine months decreased by 0.6% over the first nine months of 2009 revenue of $89.5 million.  Operating income for the first nine months of 2010 was $7.0 million and net income for the period was $4.9 million, or $0.22 per diluted share, compared to an operating income of $8.3 million and net income of $3.6 million, or $0.16 per diluted share for the first nine months of 2009.  EBITDA (1) was $10.3 million for the first nine months of 2010, resulting in an EBITDA margin of 11.6%, compared to an EBITDA (1) of $10.7 million, or a margin of 11.9%, for the first nine months of 2009.

Third Quarter Highlights and Management Comments

Third quarter new bookings totaled $45.7 million, representing a book to bill ratio of 1.6x and an increase over second quarter bookings of 52%.  New bookings in the quarter include:

  A $12.0 million, five-year contract with the U.S. Department of Housing and Urban Development ("HUD") Multifamily Housing organization. Under this contract, ATSC will continue to provide application systems support for HUD's Integrated Real Estate Management System.
  A $13.5 million, four-year contract with the U.S. Defense Logistics Agency ("DLA") Information Operations Philadelphia organization, where ATSC will continue to provide full life cycle support for the Subsistence Total Order and Receipt Electronic System ("STORES"). STORES is the primary system used by the military for the ordering and receipt of food and other subsistence items which processes transactions exceeding $4 billion annually. The system handles comprehensive supply chain management, from military dining facilities to commercial food vendors worldwide.
  A $13.3 million, five-year contract with the National Cancer Institute ("NCI"). Under this contract, ATSC will continue to provide software development services for the NCI Center for Biomedical Informatics and Information Technology in support of its grants management systems.

ATSC was additionally awarded contracts totaling $4.9 million to support the U.S. Air Force, the Defense Technology Security Administration, and other State government and commercial accounts.  The balance of the new bookings was from add-ons or additional funding from HUD, DLA, and Fannie Mae.

ATSC President and Chief Executive Officer Dr. Edward H. Bersoff stated, "We are extremely pleased to report a strong increase in bookings and backlog this quarter, continued strong performance in delivering above industry average EBITDA margins, and a 38% increase in EPS over last year.  The new bookings reflect our enviable track record of defending our recompetes and the resulting continued support of many of our largest and longest standing customers.  We were also pleased with the continued recovery in our commercial business this quarter, with 10% quarter over quarter growth.  Our business at Fannie Mae has continued to perform strongly this year, and we are pleased to have just recently extended our contract with Fannie Mae for an additional two years as one of its preferred vendors.  We did experience a decline in revenue in our government business as a result of the heavy recompete schedule we faced this year and the resulting pricing pressure we faced from competitors.  We expect those awards to scale in size and scope over their multi-year period as is common in our sector.  Furthermore, many of the awards we expected to be announced in the third quarter were delayed and we remain optimistic that awards in the fourth quarter will contribute to our revenue base in 2011."

Management's Revised Outlook

Based on ATSC's year to date revenue performance and profit margins, the Company is updating its guidance for 2010.  The Company is now changing its revenue forecast for the year to be between $118 million and $121 million and increasing its EBITDA guidance range to be between $13.0 million to $14.0 million.

Dr. Bersoff commented, "We have consistently met or exceeded our target EBITDA and EBITDA margins and expect to end the year with EBITDA margins for the full year in excess of industry norms, despite lower than expected revenue. We believe our increase in bookings and backlog in the third quarter as well as our continued performance in delivering strong EBITDA margins will provide a solid foundation for growth and increasing shareholder value as we end the year and set our targets for 2011."

Conference Call

ATSC will conduct a third quarter conference call on Wednesday, November 3, 2010 at 5:00 p.m. ET.  The dial-in number for the live teleconference is (866) 837-9781, conference ID # 1492942.  For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsc.com) for one year from the conference call date.

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 10 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 24, 2010. In addition, the forward-looking statements included in this press release represent our views as of November 3, 2010. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 3, 2010.

Additional information about ATSC may be found at www.atsc.com.

(1) EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, and depreciation and amortization.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

(2) Adjusted EBITDA is defined as EBITDA adjusted forone-time other income associated with the adjustment of seller notes and the release of escrow from a previous acquisition not expected to be reflected in the ongoing performance of ATSC.  Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the end of this release that reconciles GAAP net income to adjusted EBITDA.

ATS Corporation Consolidated Statements of Operations (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010 (unaudited)	2009 (unaudited)	2010 (unaudited)	2009 (unaudited)

Revenue	$29,246,619	$32,074,434	$89,004,930	$89,497,757

Operating costs and expenses
Direct costs	20,406,798	21,342,643	62,325,800	59,990,312
Selling, general and administrative expenses	5,486,690	6,089,196	17,798,821	18,908,327
Depreciation and amortization	626,511	772,275	1,903,680	2,324,018
Total operating costs and expenses	26,519,999	28,204,114	82,028,301	81,222,657

Operating income	2,726,620	3,870,320	6,976,629	8,275,100

Other (expense) income
Interest, net	108,491	(597,742)	(1,069,551)	(2,164,426)
Other income	959,440	60,037	1,463,332	60,037

Income before income taxes	3,794,551	3,332,615	7,370,410	6,170,711

Income tax expense	1,131,537	1,340,816	2,463,802	2,581,535

Net income	$2,663,014	$1,991,799	$4,906,608	$3,589,176

Weighted average number of shares outstanding
--basic	22,540,904	22,741,726	22,516,813	22,648,962
--diluted	22,627,723	22,846,549	22,605,926	22,697,864

Net income per share
--basic	$0.12	$0.09	$0.22	$0.16
--diluted	$0.12	$0.09	$0.22	$0.16

Reconciliation of GAAP Net Income to EBITDA (1) and EBITDA (2)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010 (unaudited)	2009 (unaudited)	2010 (unaudited)	2009 (unaudited)

Net Income	$2,663,014	1,991,799	4,906,608	3,589,176

Adjustments
Depreciation and amortization	626,511	772,275	1,903,680	2,324,018
Interest	108,491	(597,742)	(1,069,551)	(2,164,426)
Taxes	1,131,537	1,340,816	2,463,802	2,581,535
EBITDA (1)*	4,312,571	4,702,632	10,343,641	10,659,155

* During the nine months ended September 30, 2010, we recorded other income of approximately $0.5 million associated with the adjustment of seller notes in addition to $1.25 million for the release of escrow from a previous acquisition. Adjusting EBITDA for these items would result in an Adjusted EBITDA (2) of $3,062,571 for the three months ended September 30, 2010 and $8,598,641 for the nine months ended September 30, 2010.

ATS Corporation Consolidated Balance Sheets
	September 30,	December 31,
	2010	2009
	(unaudited)	(audited)

ASSETS
Current assets
Cash	$202,367	$178,225
Restricted cash	1,326,792	1,324,510
Accounts receivable, net	20,783,006	22,497,444
Prepaid expenses	627,736	625,231
Income taxes receivable	304,925	205,339
Other current assets	25,949	46,057
Deferred income taxes, current	994,735	2,361,611

Total current assets	24,265,510	27,238,417

Property and equipment, net	2,609,778	3,011,621
Goodwill	55,370,011	55,370,011
Intangible assets, net	4,608,552	6,102,798
Other assets	146,567	146,567
Deferred income taxes	1,492,948	1,400,260

Total assets	$88,493,366	$93,269,674
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$—	$21,191,135
Accounts payable	5,890,236	4,753,800
Other accrued expenses and current liabilities	1,780,893	6,356,896
Accrued salaries and related taxes	3,595,483	4,541,509
Accrued vacation	2,396,430	2,259,538
Deferred revenue	305,212	1,392,457
Deferred rent -- current portion	320,498	320,498

Total current liabilities	14,288,752	40,815,833

Long-term debt -- net of current portion	15,954,960	—
Deferred rent -- net of current portion	2,518,249	2,658,055
Other long-term liabilities	5,795	5,795

Total liabilities	32,767,756	43,479,683

Commitments and contingencies

Stockholders' equity:
Preferred stock $0.0001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $0.0001 par value, 100,000,000 shares authorized, 31,451,275 and 31,235,696 shares issued,and 22,553,382 and 22,489,803 shares outstanding	3,145	3,124
Additional paid-in capital	132,542,594	131,702,488
Treasury stock, at cost, 8,897,893 and 8,745,893 shares held	(31,663,758)	(31,209,118)
Accumulated deficit	(45,156,371)	(50,062,979)
Accumulated other comprehensive loss (net of tax benefit of $0 and $400,571)	—	(643,524)

Total stockholders' equity	55,725,610	49,789,991

Total liabilities and stockholders' equity	$88,493,366	$93,269,674

ATS Corporation Consolidated Statements of Cash Flows (unaudited)
	Nine Months Ended September 30,
	2010	2009
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$4,906,608	$3,589,176
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,903,680	2,324,018
Non-cash interest (income) expense SWAP agreement	(354,020)	198,458
Stock-based compensation	560,863	405,727
Directors' fees paid in equity	103,094	113,735
Deferred income taxes	856,016	87,772
Deferred rent	(139,806)	(201,085)
Gain on disposal of equipment	(8,722)	—
Provision for bad debt	951,245	432,703

Changes in assets and liabilities, net of adjustments related to other comprehensive loss:
Accounts receivable	763,188	5,773,816
Prepaid expenses	(2,505)	(179,273)
Restricted cash	(2,282)	(7,400)
Other assets	20,315	215,537
Accounts payable	1,289,921	(429,160)
Other accrued expenses and accrued liabilities	(3,177,887)	(2,121,241)
Accrued salaries and related taxes	(946,026)	1,150,973
Accrued vacation	136,893	425,195
Accrued interest	(153,486)	159,975
Income taxes payable and receivable, net	(62,838)	62,549
Other current liabilities	(1,087,245)	(236,333)

Net cash provided by operating activities	5,557,006	11,765,142

Cash flows from investing activities
Purchase of property and equipment	(9,074)	(135,414)
Proceeds from release of escrows	—	3,758,637
Proceeds from disposals of equipment	10,000	—

Net cash provided by investing activities	926	3,623,223

Cash flows from financing activities
Borrowings on line of credit	51,366,004	45,760,848
Payments on line of credit	(54,594,279)	(59,947,409)
Issuance of notes payable	—	139,176
Payments on notes payable	(2,007,900)	(1,364,996)
Payments on capital leases	—	(64,152)
Proceeds from exercise of stock options	5,587	—
Proceeds from stock issued pursuant to Employee Stock Purchase Plan	151,438	126,428
Payments to repurchase treasury stock	(454,640)	(4,216)

Net cash used in financing activities	(5,533,790)	(15,354,321)

Net increase in cash	24,142	34,044

Cash, beginning of period	178,225	364,822

Cash, end of period	$202,367	$398,866

Supplemental disclosures:
	Nine Months Ended September 30,

	2010	2009
	(unaudited)	(unaudited)
Cash paid or received during the period for:
Income taxes paid	$1,669,146	$2,436,380
Income tax refunds	2,258	12,148
Interest paid	1,789,871	1,861,649
Interest received	301,264	48,256

CONTACT: Company, Joann O'Connell, Vice President, Investor Relations, or Media, Penny Parker, Corporate Communications Manager, both of ATS Corporation, +1-571-766-2400